Exhibit 99.1

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of

Handspring, Inc.

In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) on page 45 present fairly, in all material respects, the financial position of Handspring, Inc. and its subsidiaries at June 28, 2003 and June 29, 2002 and the results of their operations and their cash flows for the years ended June 28, 2003, June 29, 2002 and June 30, 2001, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) on page 45 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

July 21, 2003, except as to Notes 3(i) and 7, as to

which the date is September 25, 2003

HANDSPRING, INC.

CONSOLIDATED BALANCE SHEETS

	June 28, 2003	June 29, 2002
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$31,308	$85,554
Short-term investments	5,602	15,235
Accounts receivable, net of allowance for doubtful accounts of $3,106 and $3,711 as of June 28, 2003 and June 29, 2002, respectively	5,290	20,491
Prepaid expenses and other current assets	2,956	3,667
Inventories	3,841	20,084
Restricted investments for committed tenant improvements and other	8,185	—

Total current assets	57,182	145,031
Restricted investments	—	49,482
Property and equipment, net	5,917	12,478
Construction in progress—Sunnyvale tenant improvements	—	6,614
Construction in progress—Sunnyvale property (Note 3)	14,291	73,979
Other assets	3,377	2,570

Total assets	$80,767	$290,154

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,661	$44,490
Accrued liabilities	33,853	48,779
Provision for committed tenant improvements and other	8,185	—
Non-cash obligations for construction in progress—Sunnyvale property	—	73,979

Total current liabilities	57,699	167,248
Long-term liabilities:
Non-cash obligations for construction in progress—Sunnyvale property	14,291	—
Sunnyvale note payable	2,150	—
Commitments and contingencies (Note 8)
Stockholders’ equity:
Common stock, $0.001 par value per share, 1,000,000,000 shares authorized; 148,611,942 and 143,126,516 shares issued and outstanding at June 28, 2003 and June 29, 2002 respectively	149	143
Additional paid-in capital	425,983	419,256
Deferred stock compensation	(1,284)	(9,468)
Accumulated other comprehensive loss	(931)	(793)
Accumulated deficit	(417,290)	(286,232)

Total stockholders’ equity	6,627	122,906

Total liabilities and stockholders’ equity	$80,767	$290,154

See accompanying notes to consolidated financial statements.

HANDSPRING, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	June 28, 2003	June 29, 2002	June 30, 2001
	(In thousands, except per share amounts)
Revenue	$147,256	$240,651	$370,943

Costs and operating expenses:
Cost of revenue	112,152	205,917	292,311
Research and development	22,226	24,739	23,603
Selling, general and administrative	61,053	85,612	145,132
In-process research and development	—	—	12,225
Amortization of deferred stock compensation and intangibles(*)	8,516	20,181	32,830
Sunnyvale lease restructuring	75,931	—	—

Total costs and operating expenses	279,878	336,449	506,101

Loss from operations	(132,622)	(95,798)	(135,158)
Interest and other income, net	1,802	5,259	12,195

Loss before taxes	(130,820)	(90,539)	(122,963)
Income tax provision	238	1,050	3,000

Net loss	$(131,058)	$(91,589)	$(125,963)

Basic and diluted net loss per share	$(0.91)	$(0.71)	$(1.21)

Shares used in calculating basic and diluted net loss per share	144,444	128,221	103,896

(*) Amortization of deferred stock compensation and intangibles:
Cost of revenue	$1,080	$2,586	$4,521
Research and development	1,966	4,672	6,926
Selling, general and administrative	5,470	12,923	21,383

	$8,516	$20,181	$32,830

See accompanying notes to consolidated financial statements.

HANDSPRING, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Deferred Stock Compensation	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
	Shares	Amount
	(In thousands)
Balances, July 1, 2000	125,437	$125	$321,116	$(58,268)	$(64)	$(68,680)	$194,229
Net proceeds from issuance of common stock upon exercise of underwriters’ over-allotment	1,500	2	27,967	—	—	—	27,969
Issuance of common stock under stock option and stock purchase plans	2,796	3	3,106	—	—	—	3,109
Repurchase of common stock	(185)	—	(41)	—	—	—	(41)
Issuance of common stock for acquisition of BlueLark	402	—	16,018	(3,930)	—	—	12,088
Amortization of deferred stock compensation	—	—	—	32,753	—	—	32,753
Unrealized gain on securities	—	—	—	—	355	—	355
Foreign currency translation adjustments	—	—	—	—	703	—	703
Net loss	—	—	—	—	—	(125,963)	(125,963)

Balances, June 30, 2001	129,950	130	368,166	(29,445)	994	(194,643)	145,202
Net proceeds from issuance of common stock in private offering, underwritten public offering and upon exercise of underwriter’s over-allotment	8,875	9	47,027	—	—	—	47,036
Issuance of common stock under stock option and stock purchase plans	4,328	4	4,063	—	—	—	4,067
Repurchase of common stock	(26)	—	—	—	—	—	—
Amortization of deferred stock compensation	—	—	—	19,977	—	—	19,977
Unrealized loss on securities	—	—	—	—	(203)	—	(203)
Foreign currency translation adjustments	—	—	—	—	(1,584)	—	(1,584)
Net loss	—	—	—	—	—	(91,589)	(91,589)

Balances, June 29, 2002	143,127	143	419,256	(9,468)	(793)	(286,232)	122,906
Issuance of warrants	—	—	3,747	—	—	—	3,747
Issuance of common stock under stock option and warrants and stock purchase plans	5,670	6	3,035	—	—	—	3,041
Repurchase of common stock	(185)	—	(55)	—	—	—	(55)
Amortization of deferred stock compensation	—	—	—	8,184	—	—	8,184
Unrealized loss on securities	—	—	—	—	(128)	—	(128)
Foreign currency translation adjustments	—	—	—	—	(10)	—	(10)
Net loss	—	—	—	—	—	(131,058)	(131,058)

Balances, June 28, 2003	148,612	$149	$425,983	$(1,284)	$(931)	$(417,290)	$6,627

See accompanying notes to consolidated financial statements.

HANDSPRING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 28, 2003	Year Ended June 29, 2002	Year Ended June 30, 2001
	(In thousands)
Cash flows from operating activities:
Net loss	$(131,058)	$(91,589)	$(125,963)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,958	8,542	7,104
Amortization of deferred stock compensation and intangibles	8,516	20,181	32,830
In-process research and development	—	—	12,225
Write-off of excess and obsolete inventories	—	—	26,811
Amortization of premium or discount on available-for-sale securities, net	62	83	(1,313)
Write-off of fixed assets	411	—	—
Write-off of leases	536	—	—
Sunnyvale lease restructuring	75,931	—	—
Gain on sale of available-for-sale securities	—	(784)	(277)
Changes in assets and liabilities:
Accounts receivable	15,240	(7,438)	6,625
Prepaid expenses and other current assets	(1,182)	15,518	(18,219)
Inventories	16,280	(17,030)	(10,011)
Other assets	1,105	175	(40)
Accounts payable	(25,566)	5,409	18,701
Accrued liabilities	(15,176)	(22,094)	34,584

Net cash used in operating activities	(46,943)	(89,027)	(16,943)

Cash flows from investing activities:
Purchases of available-for-sale securities	(7,604)	(69,989)	(244,972)
Sales and maturities of available-for-sale securities	17,047	118,863	186,866
Purchases of investments for collateral on operating leases	—	—	(51,287)
Reduction of pledged investments	41,295	—	—
Purchases of property and equipment and construction in progress—Sunnyvale tenant improvements	(13,378)	(12,501)	(14,283)
Cash acquired from acquisition	—	—	29

Net cash provided by (used in) investing activities	37,360	36,373	(123,647)

Cash flows from financing activities:
Net proceeds from issuance of common stock in private offering, underwritten public offering and upon exercise of underwriter’s over-allotment	—	47,036	—
Proceeds from issuance of common stock	3,041	4,067	3,109
Net proceeds from initial public offering and exercise of underwriters’ over-allotment	—	—	27,969
Principal payments on borrowings	—	—	(83)
Repurchase of common stock	(55)	—	(41)
Repayment of obligations for construction in progress	(48,059)	—	—
Principal payments on notes payable	(250)	—	—

Net cash (used in) provided by financing activities	(45,323)	51,103	30,954

Effect of exchange rate changes on cash	660	(475)	668

Net decrease in cash and cash equivalents	(54,246)	(2,026)	(108,968)
Cash and cash equivalents:
Beginning of year	85,554	87,580	196,548

End of year	$31,308	$85,554	$87,580

Supplemental disclosure of cash flow information:
Cash paid for interest	$52	$1	$6

Cash paid for taxes	$239	$922	$236

Supplemental non-cash investing and financing activities:
Construction in progress—Sunnyvale property	$(59,688)	$73,979	$—

See accompanying notes to consolidated financial statements.

HANDSPRING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Description of Business and Basis of Presentation

Description of business — Handspring, Inc. (the Company) was incorporated in California on July 29, 1998 under the name of JD Technology, Inc. In November 1998, the Company changed its name to Handspring, Inc., and in May 2000, the Company reincorporated in Delaware.

The Company is a leading provider of handheld computing devices which include organizers and integrated, handheld wireless devices, known as communicators or smartphones. The Company develops, manufactures and markets these products for a broad range of markets and customers. Products are sold through select Internet and retail partners, both domestically and internationally and over the Company’s website.

Principles of consolidation and basis of presentation — The consolidated financial statements of Handspring, Inc. include the accounts of its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Fiscal year — The Company’s fiscal year is a 52-53 week fiscal year ending on the Saturday nearest to June 30. Unless otherwise stated, all years and dates refer to the fiscal year and fiscal periods. Fiscal year 2003 ended on June 28, 2003.

Reclassifications — Certain reclassifications have been made to prior year balances in order to conform to the current year presentation.

Liquidity — From inception through June 28, 2003, the Company has incurred substantial losses and negative cash flows from operations and, as of June 28, 2003, the Company had an accumulated deficit of $417.3 million. For the year ended June 28, 2003, the Company recorded a net loss of $131.1 million and cash outflows for operating activities of $47.0 million.

The Company operates in a highly competitive market characterized by rapidly changing technology together with competitors that have significantly greater financial resources than the Company. In addition, the Company has substantially completed a significant shift in the focus of its business from traditional handheld organizers to communicators. The Company intends to incur significant expenses to continue to develop and promote new products as well as to support existing product sales. Failure to generate sufficient revenues from new and existing products may require the Company to delay, scale back or eliminate certain research and development or marketing programs.

The Company believes that available cash resources, including the credit facility from Palm (see Notes 2 and 8), will be sufficient to meet the Company’s anticipated working capital and capital expenditure requirements for the next twelve months. However, if revenues are lower or expenses are higher than anticipated, or if inventory, accounts receivable, or other assets require a greater use of cash than anticipated, the Company’s resources, including the credit facility from Palm, may prove to be insufficient for working capital and capital expenditure requirements. In addition, existing and potential customers and vendors may take actions that could further harm the Company’s liquidity position if they believe that the Company’s cash balances are not adequate. Depending on market conditions, any additional financing needed may not be available on terms acceptable to the Company, or at all, and would require Palm’s consent. If adequate funds are not available the Company’s business could be harmed.

2.    Agreement and Plan of Merger

On June 4, 2003, the Company announced that it had entered into a merger agreement with Palm, Inc. under which it will merge with and into Harmony Acquisition Corporation, a wholly-owned subsidiary of Palm. Under the merger agreement, the Company’s stockholders will receive 0.09 shares of Palm common stock for each share of Handspring common stock owned. In addition, the merger agreement provides that upon completion of the merger, stock options and warrants to purchase the Company’s common stock granted to the Company’s employees and directors that are outstanding and not exercised immediately before completing the merger will become stock options and warrants to purchase Palm common stock. The replacement options issued in the merger will generally have the same terms and conditions as were applicable under the Company’s stock option plans, except that the number of common shares subject to such stock options, and the exercise price of such stock options, will each be adjusted according to the exchange ratio in the merger agreement. The merger is subject to certain closing conditions, including, among other things, the approval of Handspring stockholders of the merger, approval of Palm stockholders of the issuance of Palm common stock in connection with the merger, distribution of PalmSource, Inc. common stock from Palm and other customary closing conditions. In connection with the merger agreement, Palm and the Company entered into a loan agreement pursuant to which Palm will provide up to an aggregate of $20.0 million in term loans to the Company.

3.    Summary of Significant Accounting Policies

(a)    Cash and cash equivalents and short-term investments — The Company invests its excess cash in debt instruments of the U.S. Government and its agencies, and in high-quality corporate issuers. All highly liquid debt or equity instruments purchased with an original maturity of three months or less from the date of purchase are considered to be cash equivalents. Those with original maturities greater than three months and current maturities less than twelve months from the balance sheet date are considered short-term investments.

All short-term investments are classified as available-for-sale securities and are stated at market value with any temporary difference between an investment’s amortized cost and its market value recorded as a separate component of stockholders’ equity until such gains or losses are realized. Gains or losses on the sales of securities are determined on a specific identification basis.

(b)    Fair value of financial instruments — Amounts reported for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are considered to approximate fair value primarily due to their short maturities.

(c)    Concentration of credit risk — Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, short-term and long-term investments, and accounts receivable. The Company’s accounts receivable are derived from revenue earned from customers in North America, Europe and certain countries in Asia Pacific and the Middle East.

Risks associated with cash are mitigated by banking with creditworthy institutions. The objective of the Company’s investment policy is the preservation of capital, the maximization of after-tax return, and the maintenance of liquidity until funds are needed for use in business operations. Funds are diversified to minimize risk and the inappropriate concentrations of investments. Under policy guidelines, the following are considered eligible investments: obligations of the U.S. government agencies, certain financial institutions and corporations, as well as investments in money market funds. All investments are limited to those highly rated by outside organizations.

At June 28, 2003, two customers accounted for 37%, and 27% of net receivables and one customer accounted for 37% of revenue during fiscal 2003. At June 29, 2002, four customers accounted for 12%, 10%, 10% and 10% of net receivables and one customer accounted for 15% of revenue during fiscal 2002. At June 30, 2001, four customers accounted for 40%, 20%, 17%, and 11% of net receivables and three customers accounted for 14%, 13% and 10% of revenue during fiscal 2001.

(d)    Accounts receivable — Accounts receivable are recorded at face value, less an allowance for doubtful accounts. The allowance for doubtful accounts is an estimate calculated based on an analysis of current business and economic risks, customer credit-worthiness, specific identifiable risks such as bankruptcies, terminations or discontinued customers, or other factors that may indicate a potential loss. The allowance is reviewed on a consistent basis to ensure that it adequately provides for all reasonably expected losses in the receivable balances. An account may be determined to be uncollectable if all collection efforts have been exhausted, the customer has filed for bankruptcy and all recourse against the account is exhausted, or disputes are unresolved and negotiations to settle are exhausted. This uncollectable amount is written off as bad debt against the allowance.

(e)    Inventories — Inventories are stated at the lower of standard cost (which approximates first-in, first-out cost) or market. Provisions for potentially obsolete or slow moving inventories are made based on management’s analysis of inventory levels and future sales forecasts. These provisions are estimates, which could vary significantly, either favorably or unfavorably, from actual requirements if future economic conditions, customer inventory levels or competitive conditions differ from the Company’s expectations.

(f)    Property and equipment — Property and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally one to five years. Leasehold improvements and assets held under capital leases are amortized over the term of the lease or estimated useful lives, whichever is shorter. The Company capitalizes tooling costs to the extent they relate to ongoing and routine costs of tools and molds used to manufacture products that the Company markets. Capitalized tooling is amortized over its estimated useful life of one year. Assets acquired under capital leases are recorded at the present value of the related lease obligation.

(g)    Other assets — Other assets include goodwill and other intangible assets carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the expected useful life of three years. In June 2001, the Financial Accounting Standards Board (FASB) released Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, which became effective for the Company beginning in fiscal 2003, under which goodwill is no longer amortized but instead is subject to impairment tests at least annually. The Company applied impairment tests in May 2003 and determined goodwill to be impaired. The unamortized balance of $331,000 was expensed in the fourth quarter of fiscal 2003. There was no goodwill, net of accumulated amortization, and other intangibles, net of accumulated amortization, as of June 28, 2003 and $331,000 as of June 29. 2002. Accumulated amortization of goodwill and intangibles totaled $612,000 and $280,000 as of June 28, 2003 and June 29, 2002, respectively.

(h)    Long-lived assets — The Company evaluates the recoverability of its long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. The Company assesses the impairment of its long-lived assets when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable.

(i)    Construction in progress—Sunnyvale property — Emerging Issues Task Force (EITF) Issue No. 97-10, The Effect of Lessee Involvement in Asset Construction, is applied to entities involved with certain structural elements of the construction of an asset that will be leased when construction of the asset is completed. EITF No. 97-10 requires us to be considered the owner (for accounting purposes only) of these types of projects during the construction period. This is the case even though we are not obligated to guarantee the non-recourse mortgage obligation, nor are we involved in the management of the construction of the building or the management of the owner-lessor. Therefore, we have recorded such building costs related to the two new buildings under construction in Sunnyvale, California that the Company leases (see Note 7) as construction in progress with a corresponding non-cash obligation for construction in progress.

In future periods, the construction in progress-Sunnyvale property and corresponding non-cash obligations for construction in progress-Sunnyvale property will continue to increase as we continue to capitalize imputed interest charges on the outstanding balance of non-cash obligations for construction in progress-Sunnyvale property. In the event of a termination of the restated and amended lease agreement, both balances would cease to exist on our balance sheet as the title to the larger building will revert to the original owner. However, in the event of a transfer of title of the building to the original owner, we will also be released from any outstanding obligations to the former owner under that building.

(j)    Foreign currency translation — The majority of the Company’s operations are denominated in U.S. dollars. For foreign operations using local currency as the functional currency, assets and liabilities are translated at year-end exchange rates, and statements of operations are translated at the average exchange rates during the year. Gains or losses resulting from foreign currency translation are included as a component of accumulated other comprehensive income (loss).

(k)    Derivative Financial Instruments — The Company has entered into foreign exchange forward contracts to minimize the impact of foreign currency fluctuations on assets and liabilities denominated in currencies other than the functional currency of the reporting entity. The Company does not designate its foreign exchange forward contracts as hedges and accordingly, gains and losses resulting from exchange rate fluctuations on foreign exchange forward contracts are recorded in interest and other income, net and are offset by the corresponding foreign exchange transaction gains and losses from the foreign currency denominated assets and liabilities being hedged. Fair values of foreign exchange forward contracts are determined using quoted market forward rates. The Company does not use forward contracts for speculative or trading purposes.

(l)    Research and development — Research and development costs are expensed as incurred. The Company has not capitalized any costs to date pursuant to SFAS No. 86, Computer Software to be Sold, Leased or Otherwise Marketed.

(m)    Income taxes — The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. This statement prescribes the use of the liability method whereby deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and measured at tax rates that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax asset will not be realized.

(n)    Stock compensation — The Company accounts for stock compensation arrangements in accordance with provisions of Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and FASB Interpretation (FIN) No. 44, Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB No. 25), and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, unearned stock compensation is based on the difference, if any, between the fair value of the Company’s common stock, on the date of the grant, and the exercise price. Unearned stock compensation is amortized and expensed in accordance with FIN No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services.

(o)    Accounting for Stock-Based Compensation — As discussed above, the Company accounts for its stock compensation using the method prescribed by APB No. 25. Had the Company determined its stock compensation cost based on the fair value at the grant dates for its employee stock options (including shares granted under the ESPP) according to the method prescribed by SFAS No. 123, the Company’s net loss would have been the pro forma amounts indicated below:

	Year Ended June 28, 2003	Year Ended June 29, 2002	Year Ended June 30, 2001
	(In thousands, except per share data)
Net loss:
As reported	$(131,058)	$(91,589)	$(125,963)

Add: Amortization of deferred stock based compensation, net of tax	8,184	19,977	32,754
Less: Stock based compensation under fair value method, net of tax	(9,342)	(56,396)	(68,168)

Pro forma net loss	$(132,216)	$(128,008)	$(161,377)

Basic and diluted net loss per share:
As reported	$(0.91)	$(0.71)	$(1.21)

Pro forma	$(0.92)	$(1.00)	$(1.55)

The Company calculated the fair value of each award on the date of grant using the Black-Scholes option pricing model and the following weighted average assumptions:

	Employee Stock Options Granted During			ESPP Shares Granted During
	Year Ended June 28, 2003	Year Ended June 29, 2002	Year Ended June 30, 2001	Year Ended June 28, 2003	Year Ended June 29, 2002	Year Ended June 30, 2001
Expected life (in years)	4	4	4	1	1	1
Risk-free interest rate	2.67%	4.22%	5.06%	2.67%	2.85%	4.81%
Expected volatility	132%	70%	70%	132%	70%	70%
Dividends	—	—	—	—	—	—

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected volatility of the stock price. Because the Company’s stock based awards have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimates, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its stock based awards. The weighted average estimated fair value of options granted during fiscal 2003, 2002, and 2001 was $0.44, $1.31, and $17.09, respectively. The weighted average estimated fair value of shares granted under the ESPP was $0.49 during fiscal 2003, $1.89 during fiscal 2002 and $9.72 during fiscal 2001.

(p)    Comprehensive loss — The FASB issued SFAS No. 130, Reporting Comprehensive Income, which requires an enterprise to report by major components and as a single total, the change in its net assets during the period from non-stockholder sources. The components of comprehensive loss were as follows:

	Year Ended
	June 28, 2003	June 29, 2002	June 30, 2001
	(In thousands)
Net loss	$(131,058)	$(91,589)	$(125,963)
Currency translation adjustments	(10)	(1,584)	703
Unrealized gain (loss) on securities	(128)	(203)	355

Comprehensive loss	$(131,196)	$(93,376)	$(124,905)

The components of accumulated other comprehensive income (loss) were as follows:

	Year Ended
	June 28, 2003	June 29, 2002	June 30, 2001
	(In thousands)
Cumulative translation adjustments	$(932)	$(922)	$662
Unrealized gain on securities	1	129	332

Total accumulated other comprehensive income (loss)	$(931)	$(793)	$994

(q)    Revenue recognition — Revenue is comprised almost entirely of sales of our communicator and organizer products. The Company recognizes a small portion of revenue from the sale of software and extended warranty and support contracts. The Company recognizes revenue pursuant to applicable accounting standards, including Statement of Position (SOP) No. 97-2, Software Revenue Recognition, as amended. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable. Product is considered delivered to the customer once it has been shipped, and title and risk of loss have been transferred. Sales of our communicators may also include subsidy revenue from wireless carriers for new customer service contracts or the extension of existing customer contracts. In these cases, the customers have a specified period of time in which they may cancel their service. All revenue related to these subsidies is deferred until this specified period of time has elapsed. The Company records reductions to revenue for estimated commitments related to price protection and for customer incentive programs, including reseller and end user rebates and other sales programs and volume-based incentives.

Revenue from extended warranty and support contracts is recognized ratably over the contract period. Amounts billed to customers in excess of revenue recognized on extended warranty and support contracts are recognized as deferred revenue until revenue recognition criteria are met.

Revenue on software that includes multiple elements is allocated to each element based on vendor specific objective evidence of the fair value of each element pursuant to SOP 97-2, as amended. Allocated revenue for each element is recognized when revenue recognition criteria have been met for each element. Vendor specific objective evidence of fair value is generally determined based on the price charged when each element is sold separately.

No significant post-delivery obligations exist with respect to revenue recognized during fiscal 2003, 2002 or 2001.

(r)    Returns reserve — The Company offers limited return rights on its products and accordingly, at the time the related sale is recorded, revenue is reduced for estimated returns. The estimates for returns are adjusted periodically and are based upon various factors including historical rates of returns and inventory levels in the channel. The Company also estimates and reserves for rebates and price protection based upon specific programs. Actual results may differ from these estimates.

(s)    Warranty reserve — The cost of product warranties is estimated and accrued at the time revenue is recognized. While the Company engages in extensive product quality programs and processes, its warranty obligation is affected by product failure rates, component costs and repair service costs incurred in correcting a product failure. Should actual product failure rates, component costs or repair service costs differ from estimates, revisions to the estimated warranty costs would be required.

(t)    Shipping and handling fees and costs and royalty expenses — The Company classifies amounts billed to customers for shipping and handling as revenue. Costs incurred by the Company for shipping and handling have been classified as cost of revenue. Cost of revenue also includes royalty expenses (primarily to PalmSource, Inc.) pursuant to software technology license agreements. In accordance with those agreements, the Company sublicenses the software to its end-users.

(u)    Advertising costs — The cost of advertising is expensed as incurred. For fiscal years 2003, 2002 and 2000 advertising costs totaled $1.8 million, $3.0 million and $31.0 million, respectively.

(v)    Net loss per share — Net loss per share is calculated in accordance with SFAS No. 128, Earnings per Share. Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss applicable to common stockholders for the period by the weighted average number of common shares outstanding during the period (excluding shares subject to repurchase).

Diluted net loss per share is computed by dividing the net loss applicable to common stockholders for the period by the weighted average number of common and potential common shares outstanding during the period if their effect is dilutive.

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

	Year Ended
	June 28, 2003	June 29, 2002	June 30, 2001
	(In thousands, except per share amounts)
Net loss	$(131,058)	$(91,589)	$(125,963)

Basic and diluted:
Weighted average common shares outstanding	144,875	137,391	128,004
Weighted average common shares subject to repurchase	(431)	(9,170)	(24,108)

Weighted average common shares used to compute basic and diluted net loss per share	144,444	128,221	103,896

Basic and diluted net loss per share	$(0.91)	$(0.71)	$(1.21)

Diluted net loss per share does not include the effect of the following potential common shares at the dates indicated as their effect is anti-dilutive:

	June 28, 2003	June 29, 2002	June 30, 2001
	(In thousands)
Common stock subject to repurchase	75	2,067	16,556
Shares issuable under stock options	21,037	16,463	31,544
Shares issuable under warrants	9,150	—	—

The weighted average repurchase price of unvested stock was $0.71, $0.17, and $0.06 as of June 28, 2003, June 29, 2002 and June 30, 2001, respectively. The weighted-average exercise price of stock options outstanding was $1.17, $1.47 and $11.30 as of June 28, 2003, June 29, 2002 and June 30, 2001, respectively. As part of our lease restructurings (see Note 7), in the third quarter of fiscal year 2003 we issued warrants to purchase a total of 10,150,000 shares of common stock. The weighted-average exercise price of warrants outstanding was $1.08 as of June 28, 2003.

(w)    Recently issued accounting pronouncements — In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and APB No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. Under SFAS No. 144 a single accounting model for long-lived assets to be disposed of is established. The accounting model is based on the framework established in SFAS No. 121 and resolves certain implementation issues. SFAS No. 144 was adopted by the Company at the beginning of fiscal 2003, and did not have a material impact on the Company’s financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not have a material impact on the Company’s accounting for restructuring actions initiated during the third quarter of fiscal year 2003. However, the provisions of SFAS No. 146 may affect the timing and amount of future exit or disposal activities.

In November 2002, the FASB issued FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN No. 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity’s product warranty liabilities. The initial recognition and initial measurement provisions of FIN No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements of FIN No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN No. 45 did not have a material impact on the Company’s financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, which amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to the fair value method of accounting for stock-based employee compensation, and also amends the disclosure provisions of SFAS No. 123 to require disclosure in the summary of significant accounting policies the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. The disclosure provisions are applicable for all companies with stock-based employee compensation, regardless of whether the company utilizes the fair value method of accounting described in SFAS No. 123 or the intrinsic value method described in APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 148’s amendment of the transition and annual disclosure provisions of SFAS No. 123 are effective for fiscal years ending after December 15, 2002. The disclosure requirements for interim financial statements containing condensed consolidated financial statements are effective for interim periods beginning after December 15, 2002. The Company currently uses the intrinsic value method of accounting for stock-based employee compensation described by APB Opinion No. 25. The Company adopted the disclosure provisions of SFAS 148 in the third quarter of fiscal year 2003 and has included the new disclosure requirements in these notes to the consolidated financial statements.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies to the first fiscal year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise holds a variable interest that is acquired before February 1, 2003. The adoption is not expected to have a material impact on the Company’s financial position or results of operations.

In November 2002, the EITF reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, which provides guidance on the timing and method of revenue recognition for arrangements that include the delivery of more than one product or service. EITF No. 00-21 is effective for arrangements entered into in periods beginning after June 15, 2003. The adoption of EITF No. 00-21 did not have a material impact on the Company’s financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative. It also clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and is not expected to have a material impact on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope of SFAS No. 150 as a liability (or an asset in some circumstances). SFAS No. 150 is effective for interim periods beginning after June 15, 2003. The adoption of SFAS No. 150 is not expected to have a material impact on the Company’s financial position or results of operations.

(x)    Use of estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

4.    Acquisitions

In February 2001, the Company completed its acquisition of BlueLark Systems, Inc. (BlueLark), a provider of software designed to power the delivery of content and services to mobile handheld devices, notably a Palm OS proxy-based browser. Under the terms of the agreement related to this acquisition, the Company issued 450,000 shares and options to purchase the Company’s common stock in exchange for all of BlueLark’s outstanding shares and options for a total purchase price of $16.4 million. The acquisition was accounted for as a purchase in accordance with the provisions of APB Opinion No. 16, Business Combinations.

The Company considered various factors in determining the fair value of the total purchase price to allocate to the assets acquired and liabilities assumed from BlueLark, including in-process research and development. The amount allocated to in-process research and development was determined by assessing the stage and expected date of completion of the research and development efforts at the acquisition date, and calculating the net present value of cash flows expected to result from the new technology. The estimated net present value of cash flows took into account the characteristics and applications of the technologies, the size and growth rate of existing and future markets and an evaluation of past and anticipated technology and product life cycles. These cash flows included the after-tax effects of future revenues, cost of revenues, operating expenses, working capital charge, and expenditures for capital and intangibles. Both the estimated stage of completion and the discount rate used to calculate the net present value factored into account the uncertainty surrounding the successful deployment of the new technology resulting from the in-process research and development effort.

Of the total purchase price of $16.4 million, $82,000 was allocated to the net tangible assets acquired offset by $177,000 of liabilities assumed, $3.9 million was recorded as deferred compensation, $300,000 was recorded as assembled workforce, $12.0 million was allocated to in-process research and development and the remainder of $312,000 was recorded as goodwill. The deferred compensation charge relates to the intrinsic value of unvested stock options and restricted stock assumed in the transaction. This amount is being amortized, using the multiple option method, over the vesting period of the related options or restricted stock. The total amount allocated to goodwill and assembled workforce was being amortized on a straight-line basis over three years; however, with the adoption of SFAS No. 142 in fiscal 2003, amortization ceased and the value of assembled workforce was reclassified to goodwill. In accordance with SFAS No. 142, the Company applied impairment tests in May 2003 and determined the remaining goodwill to be impaired. The unamortized balance of $331,000 was expensed in the fourth quarter of fiscal 2003. In-process research and development was immediately expensed as of the date of the acquisition. The historical operations of BlueLark were not material to the Company’s financial position or results of operations and accordingly, proforma information has not been presented. Results of operations for BlueLark have been included with those of the Company subsequent to the acquisition date.

5.    Balance Sheet Components

Investments

Available-for-sale securities consists of the following:

	Amortized Cost	Gains in Accumulated Other Comprehensive Income (Loss)	Losses in Accumulated Other Comprehensive Income (Loss)	Fair Value
	(In thousands)
June 28, 2003 Corporate obligations	$2,007	$—	$(1)	$2,006
Commercial paper	3,594	2	—	3,596
Money market	8,186	—	—	8,186

	$13,787	$2	$(1)	$13,788

June 29, 2002 Corporate obligations	$14,955	$168	$(39)	$15,084
Certificates of deposits	550	—	—	550
Money market	50,245	—	—	50,245

	$65,750	$168	$(39)	$65,879

All available-for-sale debt securities had maturities of one year or less as of June 28, 2003 and June 29, 2002.

There were no available-for-sale securities sold during fiscal 2003. Available-for-sale securities were sold for total proceeds of $73.9 million during fiscal 2002 with gross realized gains of $785,000 and gross realized losses of $1,000.

As of fiscal 2003, available-for-sale securities included $8.2 million of pledges securities as collateral for lease payments. As of fiscal 2002, available-for-sale securities included $49.5 million of pledges securities as collateral for lease payments.

Inventories

The components of inventories are as follows:

	June 28, 2003	June 29, 2002
	(In thousands)
Raw materials	$—	$380
Finished goods	3,841	19,704

	$3,841	$20,084

Property and Equipment

Property and equipment consists of the following:

	June 28, 2003	June 29, 2002
	(In thousands)
Tooling	$9,547	$8,577
Computer and office equipment	8,923	9,111
Furniture and fixtures	2,862	3,036
Software	7,589	7,107
Leasehold improvements	2,182	2,334

Total property and equipment	31,103	30,165
Less: Accumulated depreciation	(25,186)	(17,687)

Property and equipment, net	$5,917	$12,478

Construction in progress—Sunnyvale tenant improvements	$—	$6,614

Construction in progress—Sunnyvale property	$14,291	$73,979

Property and equipment did not include any assets acquired under capital leases at June 28, 2003 or June 29, 2002. Depreciation and amortization expense for property and equipment was approximately $8.0 million for fiscal 2003, $8.5 million for fiscal 2002 and $7.1 million for fiscal 2001.

Accrued Liabilities

Accrued liabilities consist of the following:

	June 28, 2003	June 29, 2002
	(In thousands)
Accrued product warranty	$12,153	$14,436
Provision for committed inventory	2,875	7,141
Accrued compensation and related benefits	3,827	4,990
Income taxes payable	3,219	3,330
Other	11,779	18,882

	$33,853	$48,779

6.    Construction in progress—Sunnyvale property

Under EITF No. 97-10, The Effect of Lessee Involvement in Asset Construction, the Company is considered to be the owner (for accounting purposes only) of the two new buildings in Sunnyvale, California that the Company leases (see Note 7), during the construction period. The application of the provisions of EITF No. 97-10 resulted in the inclusion of $14.3 million and $74.0 million as construction in progress with a corresponding non-cash obligation for construction in progress of $14.3 million and $74.0 million as of June 28, 2003 and June 29, 2002, respectively.

7.    Restructurings

In September 2002, the Board of Directors approved a restructuring plan to align expenses with the current size of the Company. In connection with the restructuring plan, the Company recorded a restructuring charge to operating expenses of $2.3 million. This charge included $1.2 million for workforce reduction for both U.S. and International operations, $0.5 million to downsize and close excess facilities and $0.4 million of asset-related charges related to certain long-lived assets that were abandoned. The restructuring activities resulted in the termination of 77 employees, of which all were designated for termination and were terminated in fiscal 2003.

On January 29, 2003, the Company restructured the leases that were entered into in February 2001 for two new buildings in Sunnyvale, California (the Sunnyvale leases). Under the original Sunnyvale leases, total initial monthly expenses were $2.0 million consisting of approximately $1.7 million of rent expenses plus approximately $300,000 of operating expenses. Under these leases, we also were required to construct certain improvements within the buildings.

Under the January 2003 restructuring, we agreed to pay $61.2 million in total consideration to the landlord and a contractor involved in the construction of the buildings in return for relief from most of the rent and operating expense obligations under the original leases, which would have been approximately $350.0 million over the twelve year term of the leases. Of the $61.2 million consideration, $15.3 million was paid from our cash at the closing of the restructuring, $40.9 million of certain letters of credit which had originally secured our obligations under the original lease, were surrendered to the former landlord, $4.0 million will be paid under two promissory notes and $1.0 million will be paid under an amended and restated lease for one of the two buildings as described below. Of the $40.9 million of certain letters of credit surrendered to the former landlord, only $32.7 million had been drawn against as of June 28, 2003. The remaining balance of $8.2 million is included in provision for committed tenant improvements and other and can be drawn against and used at any time at the discretion of the former landlord.

The restructuring provided for the immediate termination of the lease for one of the two Sunnyvale buildings. For the other building, however, the arrangement involved a complex legal structure pursuant to which Handspring purchased the legal title of the building from the landlord, although it did not purchase the underlying real estate. In addition, Handspring entered into an amended and restated lease that essentially converted the original lease for the second building from a lease of space within that building to a lease of an air space parcel, with Handspring owning the building within the parcel.

Under the amended and restated lease, rent was reduced to $19,333 per month, and responsibility for all operating expenses was shifted from Handspring to the landlord. The term was reduced to five years, subject to both the landlord’s and Handspring’s right to terminate earlier. Upon termination of the amended and restated lease by either Handspring or the landlord, ownership of the building reverts to the landlord. Handspring has no further obligation to improve the buildings.

The amended and restated lease allows Handspring, in certain circumstances, to elect to “reinstate” the economic terms of the original lease. Reinstatement can occur only by the affirmative election of Handspring, which it would exercise only if the real estate market rebounded dramatically.

Due to the restructuring, the Company took a charge of $75.9 million in the third quarter of fiscal 2003. The components of this charge included $15.3 million paid from cash, $40.9 million paid from the surrender of certain letters of credit, $4.0 million in note payable obligations, $1.0 million for future lease payments under the amended and restated lease, $3.7 million for warrants to purchase 10 million shares of common stock (see Note 9) that was issued to the landlord as part of the restructuring, $10.4 million for a net write-off of tenant improvements and rent expenses and $600,000 for legal fees and expenses.

As a result of the provisions of the amended and restated lease agreement, including the payments above, the Company was able to significantly reduce the outstanding obligations for construction in progress—Sunnyvale property. In addition, as the projected economic benefit that the Company will ever derive from this property is the release of its debt obligations, the Company also reduced the carrying value of this building to the outstanding obligations due to the former landlord.

As of June 28, 2003, approximately $2.5 million of these restructuring charges were included in accrued liabilities, $8.2 million in provision for committed tenant improvements and other and $2.2 million in the Sunnyvale note payable.

On January 31, 2003, the Company amended its lease agreement with EOP-Industrial, Portfolio, LLC for the leased property located in Mountain View, California. As a result of this amendment, in the third quarter of fiscal 2003, Handspring surrendered a letter of credit for $2.1 million held in the landlord’s name and a security deposit of $200,000. Handspring also issued warrants to purchase 150,000 shares of common stock valued at $46,500 (see Note 9).

Details of the restructuring charges in fiscal 2003, included in liabilities, are as follows:

	Severance and Benefits	Excess Facilities	Sunnyvale Lease Restructure	Asset- Related	Other Restructuring	Total
	(In thousands)
Restructuring charges	$1,242	$536	$75,930	$411	$155	$78,274
Cash charges	(1,242)	(192)	(48,997)	—	(69)	(50,500)
Non-cash charges	—	—	(14,081)	(411)	—	(14,492)

Balance, June 28, 2003	$—	$344	$12,852	$—	$86	$13,282

During the fourth quarter of fiscal 2001 the Company recorded a $26.8 million charge for excess and obsolete inventory. This charge resulted from the overall economic slowdown and high levels of channel inventory, which in turn drove aggressive price reductions and increased competition. The inventory primarily included excess organizer units, components used in the production of certain of our organizer products, organizer related accessories and capitalized tooling. Also included in the charge was a provision for commitments to suppliers for non-cancelable orders for products and components to be delivered in the future for which Handspring no longer anticipated having sufficient future demand.

8.    Commitments and Contingencies

The Company leases its facilities under various operating leases which expire through February 2011. Under the terms of the leases, the Company is responsible for its share of common area and operating expenses. Collateral for lease payments consists of a $400,000 standby letter of credit established on August 3, 1999. The standby letter of credit is required until the expiration of the related leases in August 2004. The letter of credit is included in other assets at June 28, 2003 and June 29, 2002.

As of June 28, 2003 the future minimum lease commitments under all operating leases were as follows (in thousands):

Fiscal Years Ending,
2004	$2,678
2005	1,202
2006	927
2007	713
2008	644
Thereafter	124

Total minimum lease payments	$6,288

Rent expense under operating leases, net of sublease income, was $5.7 million, $4.0 million and $4.1 million for fiscal 2003, 2002, and 2001, respectively.

In June 2002, the Company renewed its purchase agreement with a manufacturer in Mexico. The agreement provides for the manufacturer to supply certain levels of handheld computer products according to rolling forecasts and purchase orders provided by the Company. The Company guarantees a minimum production commitment based on this rolling forecast. The Company is liable for the purchase price of products scheduled to be delivered within 30 days after the date of cancellation. In addition, the Company is liable for the actual cost of materials for orders cancelled within 31-90 days before the date of scheduled delivery. The Company may cancel orders with scheduled delivery more than 90 days after the date of cancellation without liability. The initial term of the agreement with the manufacturer in Mexico was for one year, with automatic renewal for separate but successive one-year terms subsequent to the expiration of the initial term. The agreement with the manufacturer in Mexico is cancelable upon 90 days and 180 days notice by either party. Had the Company cancelled such orders, its maximum liability at June 28, 2003 under the cancellation provisions of the purchase agreements would have approximated $21.5 million.

Product Warranties

The Company accrues for warranty costs based on historical trends in product failure rates and the expected material and labor costs to provide warranty services. The majority of products sold are generally covered by a warranty for periods up to one year. The following table summarizes the activity related to the product warranty liability, included in accrued liabilities, during the year ended June 28, 2003 and June 29, 2002:

	June 28, 2003	June 29, 2002
	(In thousands)
Balance, beginning of year	$14,436	$13,202
Accrual for warranties issued during the year	12,429	19,801
Payments	(14,712)	(18,567)

Balance, end of year	$12,153	$14,436

Palm Loan Agreement

On June 4, 2003, Palm and Handspring entered into a loan agreement pursuant to which Palm will provide up to an aggregate of $20 million in term loans to Handspring. The term loans will be secured by a first priority security interest against substantially all of the assets and property of Handspring. Interest will accrue on the term loans at an annual interest rate equal to the prime rate (4% at June 28, 2003) plus 3% and be payable at the end of each calendar quarter. The term loans will mature upon the earliest of:

•	the execution of an agreement (other than the merger agreement), the consummation of which would constitute a change of control of Handspring pursuant to the terms of the loan agreement;

•	if a maturity event of extension, as defined in the loan agreement, occurs, then the term loans will mature nine months from the termination of the merger agreement;

•	if a maturity event of extension has not occurred, then the term loans will mature two business days following the date of termination of the merger agreement; and

•	the occurrence of an event of default pursuant to the terms of the loan agreement.

Handspring may prepay the term loans at any time without penalty or premium. Handspring is required to prepay the term loans under certain circumstances. Handspring must meet certain conditions in order to borrow under the term loans.

The loan agreement contains customary events of default for a credit facility of this type, including, among others, failure to make payments when due, breaches of covenants, breaches of representations and warranties, cross-default to other indebtedness, bankruptcy and insolvency defaults, unsatisfied judgment defaults, and ERISA defaults.

Officer and Director Indemnifications

As permitted and/or required under Delaware law and to the maximum extent allowable under that law, the Company has agreements whereby the Company indemnifies its current and former officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company’s request in such capacity. These indemnifications are valid as long as the director or officer acted in good faith and in a manner that a reasonable person believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer insurance policy that limits the Company’s exposure and enables the Company to recover a portion of any amounts paid. As a result of the Company’s insurance policy coverage, the Company believes the estimated fair value of these indemnification obligations is minimal.

Other Indemnifications

As is customary in the Company’s industry, as provided for in local law in the U.S. and other jurisdictions, the Company’s standard contracts provide remedies to its customers, such as defense, settlement, or payment of judgment for intellectual property claims related to the use of the Company’s products. From time to time, the Company indemnifies customers against combinations of loss, expense, or liability arising from various trigger events related to the sale and the use of the Company’s products and services. In addition, from time to time the Company also provides protection to customers against claims related to undiscovered liabilities, additional product liability or environmental obligations. In the Company’s experience, claims made under such indemnifications are rare and the associated estimated fair value of the liability is not material.

9.    Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, none of which was outstanding at June 28, 2003 or June 29, 2002.

Common Stock

Common stock issued to the founders is subject to repurchase agreements whereby the Company has the option to repurchase unvested shares upon termination of employment at the original issue price. These shares vest 20% at the date of the agreements, an additional 20% on July 13, 1999, 1.667% per month thereafter and an additional 25% in the event of an acquisition or merger of the Company. There were no shares of the founders’ common stock subject to repurchase by the Company at June 28, 2003. There were 1,050,000 and 13,650,000 shares of the founders’ common stock subject to repurchase by the Company at June 29, 2002 and June 30, 2001, respectively.

Common Stock Reserved for Issuance

The Company has 1,000,000,000 shares of common stock authorized, of which 148,611,942, 143,126,516, and 129,949,768 were issued and outstanding as of June 28, 2003, June 29, 2002, and June 30, 2001, respectively. Common stock reserved for future issuances is as follows:

	June 28, 2003	June 29, 2002	June 30, 2001
	(In thousands)
Issuance under stock options	41,899	43,681	47,111
Issuance under employee stock purchase plan	1,238	2,461	1,943
Issuance under warrants	9,150	—	—

Total shares reserved	52,287	46,142	49,054

Stock Option Exchange Program

During April 2002, the Company announced a voluntary stock option exchange program for its employees. Under the program, employees were given the opportunity, if they chose, to cancel outstanding stock options previously granted to them in exchange for an equal number of replacement options to be granted at a future date, at least six months and a day from the cancellation day, which was May 17, 2002. Under the exchange program, options for 11,677,415 shares of the Company’s common stock were tendered and cancelled. Each participant employee who was still employed by the Company on the replacement grant date received, for each option included in the exchange, a one-for-one replacement option. The exercise price of each replacement option was equal to the current fair market value of the Company’s common stock on the day the replacement options were granted. On November 18, 2002, the Company granted options for 10,257,926 shares of the Company’s common stock at the exercise price of $1.01 per share.

The terms of the replacement options are substantially the same as the cancelled options, except that in most circumstances, there was an additional cliff period of up to six months imposed on the vesting schedule of the option that limited the ability of the option holder to exercise the option.

The exchange program complies with FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, and did not result in any additional compensation charges or variable plan accounting. Members of the Company’s Board of Directors were not eligible to participate in this program.

2000 Employee Stock Purchase Plan

Effective June 21, 2000, the Company adopted the 2000 Employee Stock Purchase Plan (ESPP). An initial 750,000 shares of common stock were originally reserved for issuance under the ESPP. In addition, subject to the Board of Director’s discretion, on January 1, 2001 and on each anniversary thereafter, the aggregate number of shares reserved for issuances under the ESPP was and will be increased automatically by the numbers of shares equal to 1% of the total number of outstanding shares of the Company’s common stock on the immediately preceding December 31, provided that the aggregate shares reserved under the ESPP shall not exceed 22,500,000 shares.

Under the ESPP, eligible employees may have up to 10% of their earnings withheld, subject to certain limitations, to be used to purchase shares of the Company’s common stock. Unless the Board of Directors shall determine otherwise, each offering period provides for consecutive 24-month periods commencing on each February 1 and August 1, except that the first offering period commenced on June 21, 2000 and ended on July 31, 2002. Each offering period is comprised of four 6-month purchase periods, except for the first purchase period which was from June 21, 2000 to January 31, 2001. An offering period may end earlier than its scheduled term. The price at which common stock may be purchased under the ESPP is equal to 85% of the lower of the fair market value of common stock on the commencement date of each offering period or the specified purchase date. Under the ESPP, the Company issued approximately 2,676,000 shares to employees in fiscal 2003 for $2.2 million, 898,000 shares in fiscal 2002 for $2.6 million and 78,000 shares in fiscal 2001 for $1.3 million.

2000 Equity Incentive Plan

The 2000 Equity Incentive Plan (2000 Plan) was adopted by the Board of Directors on April 26, 2000 and became effective on June 20, 2000. The 2000 Plan provides for the issuance of either incentive options (ISO) to its employees (including officers and directors who are also employees) or non-qualified options (NSO) to its employees, officers, directors, consultants, independent contractors and advisors of the Company. The options may be granted at prices no less than 85% of the estimated fair value of the shares at the date of grant, provided, however, that (i) the exercise price of an ISO shall not be less than 100% of the fair value of the shares on the date of grant, and (ii) the exercise price of any option granted to a 10% shareholder shall not be less than 110% of the fair value of the shares on the date of grant, respectively. Options generally vest 25% one year from the vest start date and ratably over the next 36 months and expire 10 years (five years in certain instances) after the date of grant. An initial 15,000,000 shares of common stock were originally reserved for issuance under the 2000 Plan. In addition, subject to the Board of Directors’ discretion, on January 1, 2001 and on each anniversary thereafter, the aggregate number of shares reserved for issuances under the 2000 Plan will be increased automatically by the number of shares equal to 5% of the total outstanding shares of the Company’s common stock on the immediately preceding December 31, provided that no more than 20,000,000 shares shall be issued as ISOs. The Board of Directors’ elected not to increase the shares reserved for issuances under the 2000 Plan during fiscal 2003 and 2002.

Prior Stock Option Plans

The Company’s 1999 Executive Equity Incentive Plan (1999 Plan) provided for the issuance of options to acquire 10,350,000 shares of common stock. The 1998 Plan provides for the issuance of either ISO’s to its employees or NSO’s to its employees, officers, directors and consultants of the Company. Options generally vest 25% one year from the vest start date and ratably over the next 36 months and expire 10 years (five years in certain instances) after the date of grant.

The Company’s 1998 Equity Incentive Plan (1998 Plan) provided for the issuance of options to acquire 28,707,693 shares of common stock. The 1998 Plan provides for the issuance of either ISO’s to its employees or NSO’s to its employees, officers, directors and consultants of the Company. Options generally vest 25% one year from the vest start date and ratably over the next 36 months and expire 10 years (five years in certain instances) after the date of grant.

Under the 1999 Plan and the 1998 Plan, options granted prior to December 1999 are immediately exercisable and options granted on or after December 1999 are generally exercisable only as the shares underlying the option become vested. Shares issued upon exercise of options that are unvested are subject to repurchase by the Company upon termination of that option recipient’s services to the Company. The Company is not obligated to repurchase such unvested shares. The repurchase price is the original exercise price, proportionately adjusted for any stock split or similar change in the capital structure of the Company. A stockholder who holds unvested shares is entitled to vote those shares and is entitled to receive dividends declared on those shares, but may not freely sell the shares until they become vested. There were 58,281, 232,664 and 685,939 shares issued under the 1999 Plan that were subject to repurchase at June 28, 2003, June 29, 2002 and June 30, 2001, respectively. There were 15,376, 724,866 and 2,066,329 shares issued under the 1998 Plan at June 28, 2003, June 29, 2002 and June 30, 2001 that were subject to repurchase, respectively. Upon adoption of the 2000 Plan, the Company transferred all shares available for grant under the 1999 Plan and the 1998 Plan to the 2000 Plan.

BlueLark 2000 Equity Incentive Plan

As part of the acquisition of BlueLark described in Note 4, the Company assumed incentive stock options and restricted stock awards granted under BlueLarks’s 2000 Equity Incentive Plan (BlueLark Plan). The incentive stock options generally vest 25% one year from the vest start date and ratably over the next 36 months and expire 10 years after the date of grant. The restricted stock awards were 16.67% vested at the date of grant, with the remaining shares vesting ratably over 40 months. The Company has reserved 47,615 shares of its common stock for issuance upon exercise of the outstanding options under the BlueLark Plan. No shares are available for future grants under the BlueLark Plan. There were 59,697 and 153,899 shares of the Company’s common stock issued pursuant to the BlueLark Plan that were subject to repurchase by the Company as of June 29, 2002 and June 30, 2001, respectively. There were no shares of the Company’s common stock issued pursuant to the BlueLark Plan subject to repurchase by the Company as of June 28, 2003.

Option activity under the Company’s Equity Incentive Plans is as follows:

		Options Outstanding
	Options Available for Grant	Shares	Weighted Average Exercise Price
Balance, July 1, 2000	16,615,812	26,622,180	$4.68
Authorized	6,404,715	—	—
Options granted	(7,990,382)	7,990,382	$30.67
Options assumed	(47,615)	47,615	$0.88
Options exercised	—	(2,717,781)	$0.65
Options canceled	398,855	(398,855)	$29.03
Unvested shares repurchased	185,625	—	$0.22

Balance, June 30, 2001	15,567,010	31,543,541	$11.30
Options granted	(2,699,442)	2,699,442	$2.44
Options exercised	—	(3,429,157)	$0.44
Options canceled	14,350,974	(14,350,974)	$23.47
Unvested shares repurchased	25,602	—	—

Balance, June 29, 2002	27,244,144	16,462,852	$1.47
Authorized	—	—	—
Options granted	(12,377,426)	12,377,426	$0.99
Options exercised	—	(1,992,796)	$0.40
Options canceled	5,810,692	(5,810,692)	$1.90
Unvested shares repurchased	185,044	—	—

Balance, June 28, 2003	20,862,454	21,036,790	$1.17

The following table summarizes information concerning options outstanding and exercisable at June 28, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.05	4,839,082	5.29	$0.05	4,839,082	$0.05
$0.11—$ 0.44	1,704,975	6.15	$0.40	1,577,847	$0.40
$0.58—$ 0.78	1,462,377	8.08	$0.72	630,227	$0.67
$0.81—$ 0.99	2,113,178	8.04	$0.91	789,453	$0.89
$1.01—$ 1.01	7,214,743	7.26	$1.01	3,838,814	$1.01
$1.06—$ 2.11	1,558,941	6.71	$1.62	1,193,271	$1.63
$2.14—$ 2.73	1,478,242	8.21	$2.24	665,777	$2.24
$3.00—$17.56	665,252	7.55	$11.52	406,621	$12.34

$0.05—$17.56	21,036,790			13,941,092

Warrants

In March 2003, in connection with its facility lease restructuring, the Company issued warrants to purchase up to 150,000 shares of Common Stock at an exercise price of $0.719 per share. The fair value of these warrants, as determined using the Black-Scholes option pricing model, was $46,500, using the following assumptions: the contractual life between 1.0 and 4.5 years, risk-free interest rate of 1.20%, 108% expected volatility and no dividend yield. These warrants expire in March 2010.

In January 2003, in connection with its facility lease restructuring, the Company issued warrants to purchase up to 1,000,000 shares of Common Stock at an exercise price of $0.01 per share. The fair value of these warrants, as determined using the Black-Scholes option pricing model, was $910,000, using the following assumptions: the contractual life of 0.6 years, risk-free interest rate of 1.20%, 108% expected volatility and no dividend yield. In January 2003, the Company issued 1,000,000 shares of common stock pursuant to the exercise of the warrants.

In January 2003, in connection with its facility lease restructuring, the Company issued warrants to purchase up to 9,000,000 shares of Common Stock at an exercise price of $1.09 per share. The fair value of these warrants, as determined using the Black-Scholes option pricing model, was $2,790,000, using the following assumptions: the contractual life between 1.0 and 4.5 years, risk-free interest rate of 1.20%, 108% expected volatility and no dividend yield. These warrants expire in January 2008.

Deferred Stock Compensation

During the period from July 29, 1998 (date of inception) to June 30, 1999 and during fiscal 2000, the Company issued stock options under the 1998 Plan and the 1999 Plan at exercise prices deemed by the Board of Directors at the date of grant to be the fair value. The Company recorded deferred compensation for the difference between the purchase price of the stock issued to employees under stock options and the subsequently deemed fair value of the Company’s stock at the date of grant. The total amount of deferred stock compensation recorded in relation to these stock options issued was $102.0 million, of which $88.6 million was recorded during fiscal 2000. In addition, during fiscal 2001, the Company recorded $3.9 million of deferred compensation in relation to the unvested stock options and restricted stock assumed in the acquisition of BlueLark Systems, Inc. Deferred compensation is amortized to expense over the vesting period of the related options and restricted stock, generally four years. The Company amortized $8.2 million, $20.0 million and $32.8 million of deferred stock compensation during fiscal 2003, 2002, and 2001, respectively.

10.    Income Taxes

The provision for income taxes consists of the following:

	Year Ended June 28, 2003	Year Ended June 29, 2002	Year Ended June 30, 2001
	(In thousands)
Current provision:
State	$7	$250	$250
Foreign	231	800	2,750

Total current provision	$238	$1,050	$3,000

The difference between the provision for income taxes and the amount computed by applying the federal statutory income tax rate (35%) to loss before taxes is explained below:

	Year Ended June 28, 2003	Year Ended June 29, 2002	Year Ended June 30, 2001
	(In thousands)
Tax benefit at federal statutory rate	$(43,727)	$(31,689)	$(43,037)
Foreign taxes	231	800	2,750
State taxes	7	250	250
In-process research and development	—	—	4,279
Unbenefitted net operating losses, reserves and accruals	43,727	31,689	38,758

Total	$238	$1,050	$3,000

Significant components of the Company’s deferred tax assets are as follows:

	June 28, 2003	June 29, 2002
	(In thousands)
Net operating loss carryforwards	$79,196	$54,359
Reserves and accruals not currently deductible	37,368	19,019
Deferred compensation	—	—
Research credit carryforwards	10,942	7,754
Other	4,456	4,309

	131,962	85,441
Valuation allowance	(131,962)	(85,441)

Net deferred tax asset	$—	$—

SFAS No. 109, Accounting for Income Taxes, provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes historical operating performance and the reported cumulative net losses in prior years, the Company has provided a full valuation allowance against its deferred tax assets.

The net valuation allowance increased by $46.5, $19.1 million, and $39.4 million during fiscal 2003, 2002, and 2001, respectively.

As of June 28, 2003, the Company had net operating loss carryforwards for federal and state purposes of $206.0 million and $124.0 million, respectively. The Company also had federal and state research and development tax credit carryforwards of $6.4 million and $6.5 million, respectively. The federal and state net operating loss carryforwards will expire at various dates beginning in 2007 if not utilized.

Utilization of the net operating losses and tax credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and tax credits before utilization.

11.    401(k) Plan

Effective January 1, 1999, the Company adopted a 401(k) tax-deferred savings plan (the 401k Plan) for essentially all of its employees. Eligible employees may make voluntary contributions to the 401k Plan of up to 15% of their annual eligible compensation subject to certain limitations prescribed by the Internal Revenue Code. The Company does not make any matching contributions to the 401k Plan.

12.    Business Segment Reporting

The Company adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which requires the reporting of segment information using the “management approach”. Under this approach operating segments are identified in substantially the same manner as they are reported internally and used by the Company’s chief operating decision makers for purposes of evaluating performance and allocating revenue. Based on this approach, the Company has one reportable segment, handheld computing, as the chief operating decision makers review financial information on a basis consistent with that presented in these consolidated financial statements. The Company operates its operating segment, handheld computing, which includes organizers and integrated wireless devices known as communicators, from its headquarters.

The following summarizes revenues by major product lines category:

	Year Ended June 28, 2003	Year Ended June 29, 2002	Year Ended June 30, 2001
	(In thousands)
Organizers	$46,500	$197,200	$370,900
Communicators	100,800	43,500	—

Total	$147,300	$240,700	$370,900

Although most of the Company’s operations are located in the United States, the Company also conducts sales, marketing and customer service activities throughout the world. Geographic revenue information is based on the location of the end customer. Geographic long-lived assets information is based on the physical location of the assets at the end of each period. Revenue from unaffiliated customers and long-lived assets by geographic region are as follows:

	Year Ended June 28, 2003	Year Ended June 29, 2002	Year Ended June 30, 2001
	(In thousands)
Revenue:
North America	$120,351	$202,435	$298,688
Rest of the world	26,905	38,216	72,255

Total	$147,256	$240,651	$370,943

	June 28, 2003	June 29, 2002
	(In thousands)
Long-Lived Assets:
North America	$21,974	$92,632
Rest of the world	317	1,847

Total	$22,291	$94,479

During fiscal 2003 one customer accounted for 37% of revenue. During fiscal 2002 one customer accounted for 15% of revenue. The same customer plus two others accounted for 14%, 13%, and 10% of revenue during fiscal 2001.

Long-lived assets do not include securities included in other assets in the amount of $1.3 million and $1.1 million for fiscal year ended June 28, 2003 and June 29, 2002, respectively.

13.    Litigation

The Company is subject to legal proceedings, claims and litigation, including those described below, arising in the ordinary course of business. While the outcome of those matters that have not been fully adjudicated is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. No estimate can be made of the possible loss or possible range of loss, if any associated with the resolution of these legal proceedings, claims and litigation. As a result, no loss has been accrued in the financial statements as of June 28, 2003. However, the results of legal proceedings cannot be predicted with certainty. Should we fail to prevail in any of these legal matters or should several of these legal matters be resolved against the Company in the same reporting period, the operating results of a particular reporting period could be materially adversely affected.

On March 14, 2001, NCR Corporation filed suit against Handspring and Palm, Inc. in the United States District Court for the District of Delaware. The complaint alleges infringement of two U.S. patents. The complaint seeks unspecified compensatory and treble damages and to permanently enjoin the defendants from infringing the patents in the future. Handspring filed an answer on April 30, 2001, denying NCR’s allegations and asserting counterclaims for declaratory judgments that it does not infringe the patents in suit, that the patents in suit are invalid, and that they are unenforceable. On June 14, 2002, following the retirement of the judge hearing the case, the case was referred to a magistrate. On July 11, 2002, the magistrate granted the Company’s motion for summary judgment finding that the Company did not infringe the patents. On August 29, 2002, NCR filed an objection to the magistrate’s ruling. On August 28, 2003, the new district judge rejected NCR’s objection and affirmed the magistrate’s ruling.

On June 19, 2001, DataQuill Limited filed suit against Handspring in the United States District Court for the Northern District of Illinois, case no. 01-CV-4635. The complaint alleges infringement of one U.S. patent. The complaint seeks unspecified compensatory and treble damages and to permanently enjoin Handspring from infringing the patent in the future. The Company filed an answer on August 1, 2001, denying DataQuill’s allegations and asserting counterclaims for declaratory judgments that the Company does not infringe the patent in suit, that the patent in suit is invalid, and that it is unenforceable. On August 7, 2002, the Company filed motions for summary judgment for non-infringement and invalidity, which were renewed in filings made on October 29, 2002. On February 28, 2003, the Court granted in part and denied in part the Company’s summary judgment motions. DataQuill then filed a motion for this ruling to be reconsidered, which on April 16, 2003 the Court granted in part and denied in part.

On August 13, 2001, Handspring and two of its officers were named as defendants in a purported securities class action lawsuit filed in United States District Court for the Southern District of New York. On September 6, 2001, a substantially identical suit was filed. These cases have been consolidated with hundreds of other so called “laddering” cases brought on similar grounds in the United States District Court for the Southern District of New York. The complaints against Handspring assert that the prospectus for the Company’s June 20, 2000 initial public offering failed to disclose certain alleged actions by the underwriters for the offering. The complaints against Handspring allege claims against Handspring and two of its officers under Sections 11 and 15 of the Securities Act of 1933, as amended, and under Section 10(b) and Section 20(a) of the Securities Exchange Act of 1934, as amended. The complaints against Handspring also name as defendants the underwriters for the Handspring’s initial public offering. Handspring has sought indemnification from its underwriters pursuant to the Underwriting Agreement dated as of June 20, 2000 with the underwriters in connection with the Company’s initial public offering. On October 9, 2002, the Handspring officers named as defendants were dismissed without prejudice from these cases by court order. On July 9, 2003, a committee of Handspring’s Board of Directors conditionally approved a proposed partial settlement with the plaintiffs in this matter. The settlement would provide, among other things, a release of Handsprings and its officers, and Handspring’s agreement to assign to the plaintiffs certain potential claims Handspring may have against its underwriters. Any direct financial impact of the proposed settlement is expected to be borne by Handspring’s insurers.

On November 6, 2002, MLR, LLC filed an amended complaint in the United States District Court for the Northern District of Illinois in a patent lawsuit that had been pending against other defendants, adding additional defendants, including Handspring. As to Handspring, the complaint alleges infringement of one U.S. patent. On February 5, 2003, the Company filed an answer denying infringement, and asserting counterclaims for declaratory judgments that the Company does not infringe the patents in suit and that the patents in suit are invalid. On January 24, 2003, the Company filed a related lawsuit in the United States District Court for the Northern District of California, seeking declaratory judgments that the MLR patents are invalid and not infringed by Handspring, and that MLR, by seeking to coerce businesses to buy unwanted and unneeded patent licenses, is engaged in conduct in violation of California Business & Professions Code section 17200. This second case was stayed pending a ruling on MLR’s motion before the Joint Panel on Multidistrict Litigation to consolidate various cases relating to the patent in question. On July 15, 2003, Handspring and MLR entered into an agreement whereby in exchange for a one time payment from Handspring, MLR agreed to grant Handspring a royalty-free, fully paid-up irrevocable license under the patent in dispute as well as MLR’s other issued and pending patents worldwide. The amount of this settlement is included in the Company’s consolidated financial statements as of June 28, 2003. In conjunction with that agreement, the litigation between the two companies was dismissed with prejudice. Settlement of this matter did not have a material effect on our financial position or results of operations.

On February 28, 2003, Credit Suisse First Boston Corporation and approximately 50 of its clients, including Handspring, were named as defendants in a securities class action lawsuit filed in United States District Court for the Southern District of Florida. The complaint also names as defendants numerous officers of CSFB and its clients including one current and one former Handspring officer. The complaint asserts wrongdoing relating to various initial public offerings in which Credit Suisse First Boston was involved between 1999 and 2001. Among other things, the complaint alleges that Handspring and/or its named current and former officers, violated Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and under Section 15 of the Securities Act of 1933, as amended. On July 16, 2003, Handspring, its current and former officer, and numerous other defendants were dismissed from the case due to the plaintiff’s failure to effectuate service of process.

On June 17, 2003 and June 19, 2003, purported class action lawsuits were filed in Delaware Chancery Court, New Castle County, on behalf of the Company’s stockholders against Handspring, Palm, and a number of individuals alleged to be directors of Handspring. Both actions contain substantially identical allegations that the individual defendants breached their fiduciary duties to the Company and its stockholders in connection with the proposed merger of the Company and Palm that was publicly announced on June 4, 2003, and that Palm aided and abetted these breaches of fiduciary duty. On June 23, 2003, an amended complaint was filed in one the two lawsuits. This amended complaint did not change the substantive allegations, but omitted as individual defendants persons who were not directors of the Company. The complaints seek to enjoin the proposed merger, to rescind the merger if it is not enjoined, to recover unspecified compensatory damages, and award unspecified attorneys’ fees and costs. There is no date fixed for the defendants to respond either to the complaints or to plaintiffs’ written discovery requests. Plaintiffs have not filed a motion for preliminary injunction, and there is no trial date.

14.    Selected Quarterly Financial Data (Unaudited)

The following table presents unaudited quarterly financial information for each of the quarters of the fiscal years ended June 28, 2003 and June 29, 2002. The Company believes this information reflects a fair presentation of such interim information in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission. The results of any quarter are not necessarily indicative of the operating results for any future period. Selected unaudited quarterly results were as follows:

	Three Months Ended
	June 28, 2003	March 29, 2003	Dec. 28, 2002	Sept. 28, 2002	June 29, 2002	March 30, 2002	Dec. 29, 2001	Sept. 29, 2001
	(In thousands, except per share data)
Revenue	$14,463	$30,848	$47,807	$54,138	$49,010	$59,715	$70,512	$61,414
Gross profit	3,076	5,370	12,777	12,801	11,548	4,892	11,225	4,483
Net loss	(13,048)	(90,434)	(12,262)	(15,314)	(15,393)	(23,660)	(19,828)	(32,708)
Basic and diluted net loss per share	(0.09)	(0.62)	(0.08)	(0.11)	(0.11)	(0.18)	(0.16)	(0.28)